Exhibit 2.1

AMENDMENT NO. 2

TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 2 (this “Amendment”) to the Agreement and Plan of Merger, dated as of June 11, 2008, as amended on September 9, 2008 (the “Merger Agreement”), by and among Invitrogen Corporation, a Delaware corporation (“Parent”), Atom Acquisition, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“Acquisition Sub”), and Applied Biosystems Inc. (formerly known as Applera Corporation), a Delaware corporation (the “Company”), is made and entered into as of the 15th day of October, 2008 by Parent, Acquisition Sub, the Company and Atom Acquisition Corporation, a Delaware corporation and a direct wholly-owned Subsidiary of Acquisition Sub that will become a party to the Merger Agreement by virtue of this Amendment (“Merger Sub”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Merger Agreement, as modified by this Amendment.

WHEREAS, pursuant to Section 7.4 of the Merger Agreement, the Merger Agreement may be amended or supplemented in writing by the Company and Parent; and

WHEREAS, the parties desire to amend the Merger Agreement to, among other things, (i) modify the structure of the Merger so that, at the Effective Time, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation in the Merger and, immediately thereafter, the Surviving Corporation will be merged with and into Acquisition Sub, with Acquisition Sub continuing as the Surviving Company in the Second Merger, (ii) eliminate the provision in Section 6.1(g) of the Merger Agreement which provided that, as a condition to the obligations of Parent and the Company to complete the Merger, each of Parent and Company was to have received a Tax Opinion from its respective Tax Counsel to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and each of Parent and the Company will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) make such other changes as are necessary or appropriate in light of the foregoing amendments; and

WHEREAS, the parties desire that the amendments to the Merger Agreement provided for in this Amendment will, among other things, reflect the mutual intention of the parties to restructure the transactions contemplated by the Merger Agreement to ensure that except with respect to the effect, if any, of the Merger and the Second Merger on the Celera Separation, neither the Merger nor the Second Merger will result in the recognition of gain or loss to the Company or Parent for U.S. federal income tax purposes;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

Section 1. Amendment to Preamble. The preamble to the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“AGREEMENT AND PLAN OF MERGER, dated as of June 11, 2008 (as amended through the date hereof, the “Agreement”), among Invitrogen Corporation, a Delaware corporation (“Parent”), Atom Acquisition, LLC, a Delaware limited liability company and a direct wholly-owned Subsidiary of Parent (“Acquisition Sub”), Atom Acquisition Corporation, a Delaware corporation and a direct wholly-owned Subsidiary of Acquisition Sub (“Merger Sub”), and Applied Biosystems Inc. (formerly known as Applera Corporation), a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of Parent, the Company and Merger Sub, Acquisition Sub, acting in its capacity as the sole stockholder of Merger Sub, and Parent, acting in its capacity as the sole member of Acquisition Sub, have each determined that it is advisable and fair to and in the best interests of Parent, the Company, Acquisition Sub, and Merger Sub, respectively, and the stockholders of Parent, Acquisition Sub, and the Company and the sole member of Merger Sub, respectively, for Parent and the Company to engage in a business combination in order to advance their respective long-term strategic business interests; and

WHEREAS, in furtherance of the foregoing, at the Effective Time (as defined in Section 1.3) the parties hereto intend to effect a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the Surviving Corporation (as defined in Section 1.1), all in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth herein, and to effect a merger of the Surviving Corporation with and into Acquisition Sub (the “Second Merger”), with Acquisition Sub continuing as the Surviving Company (as defined in Section 1.1) all in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”); and

WHEREAS, prior to the Effective Time, the Company has redeemed all of the issued and outstanding shares of the Company’s Celera Group Common Stock (as defined in Section 3.2(a)) in exchange for shares of common stock, par value $.01 per share, of Celera Corporation, a Delaware corporation (“Celera Corporation”), as a result of which the Company’s Celera Group tracking stock business (the “Celera Group”) has been split off and, as of immediately following such split-off, was owned by the former holders of the Celera Group Common Stock (the “Celera Separation”); and

WHEREAS, the respective Boards of Directors of Parent, Merger Sub, and the Company have approved and declared the Merger advisable, upon the terms and subject to the conditions set forth in this Agreement, and Parent, acting in its capacity as the sole member of Acquisition Sub, and the Board of Directors of Merger Sub, have approved and declared the Second Merger advisable, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, subject to the fiduciary duties of the Company’s Board of Directors under applicable Laws (as defined in Section 3.7(a)) and Section 5.4(d) of this Agreement, the Board of Directors of the Company has resolved to recommend to the Company’s stockholders the approval and adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Board of Directors of Parent has approved, and resolved to recommend to Parent’s stockholders the approval of, the issuance of shares of Parent Common Stock (as defined in Section 4.2(a)) in connection with the Merger (the “Stock Issuance”); and

WHEREAS, immediately following the execution of Amendment No. 2 to this Agreement, Acquisition Sub, as the sole stockholder of Merger Sub, will act by written consent to approve and adopt this Agreement and approve the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Parent, Acquisition Sub, Merger Sub, and the Company wish to make certain representations, warranties, covenants, and agreements in connection with the Merger and to prescribe certain conditions to the consummation of the Merger as set forth herein; and

WHEREAS, for United States federal income Tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is hereby adopted as a plan of reorganization for purposes of Section 368 of the Code; and

WHEREAS, it is intended that if the Merger and the Second Merger, taken together, do not qualify as a reorganization within the meaning of Section 368(a) of the Code, except with respect to the effect, if any, of the Merger and the Second Merger on the Celera Separation, the Merger will not result in the recognition of gain or loss to the Company or Parent for U.S. federal income tax purposes; and

WHEREAS, terms used but not defined herein shall have the respective meanings ascribed to such terms in Section 8.14, unless otherwise noted.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Acquisition Sub, Merger Sub, and the Company agree as follows:”

Section 2. Amendment to Section 1.1. Section 1.1 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL. At the Effective Time, immediately after the Merger, the Surviving Corporation shall be merged with and into Acquisition Sub pursuant to the Second Merger. Following the Second Merger, the separate corporate existence of the Surviving Corporation shall cease, and Acquisition Sub shall continue as the surviving company (the “Surviving Company”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL and the DLLCA.”

Section 3. Amendment to Section 1.3. Section 1.3 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“Section 1.3 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger giving effect to the Merger (the “Certificate of Merger”), executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL, and as promptly as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later date and time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the date and time that the Merger becomes effective being the “Effective Time”). Subject to the provisions of this Agreement, immediately after the filing of the Certificate of Merger on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a second certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”), executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and the DLLCA, and as promptly as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL and the DLLCA. The Second Merger shall become effective upon the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware, and shall be deemed to have occurred at the Effective Time, immediately after the consummation of the Merger.”

Section 4. Amendment to Section 1.4. Section 1.4 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“Section 1.4 Effects of the Merger and the Second Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. At and after the effective time of the Second Merger, the Second

Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing and subject thereto, at the effective time of the Second Merger all the property, rights, privileges, powers and franchises of the Surviving Corporation and the Acquisition Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Surviving Corporation and the Acquisition Sub shall become the debts, liabilities and duties of the Surviving Company.”

Section 5. Amendment to Section 1.5. Section 1.5 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“Section 1.5 Certificate of Incorporation and By-Laws of the Surviving Corporation; Certificate of Formation and Limited Liability Company Agreement of the Surviving Company.

(a) Subject to Section 5.12 of this Agreement, at the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided by the DGCL or therein, except that as of the Effective Time, Paragraph 1 of the certificate of incorporation of the Surviving Corporation shall be amended to reflect the name of the Company (or a variation thereof) as the name of the Surviving Corporation.

(b) Subject to Section 5.12 of this Agreement, at the Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the by-laws of the Surviving Corporation, until thereafter changed or amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation and such by-laws.

(c) Subject to Section 5.12 of this Agreement, at the effective time of the Second Merger, the certificate of formation of Acquisition Sub, as in effect immediately prior to the effective time of the Second Merger, shall be the certificate of formation of the Surviving Company until thereafter changed or amended as provided by the DLLCA or therein, except that as of the Effective Time, Paragraph 1 of the certificate of formation of the Surviving Company shall be amended to reflect the name of the Surviving Corporation (or a variation thereof) as the name of the Surviving Company.

(d) Subject to Section 5.12 of this Agreement, at the effective time of the Second Merger, the limited liability company agreement of Acquisition Sub, as in effect immediately prior to the effective time of the Second Merger, shall become the limited liability company agreement of the Surviving Company, until thereafter changed or amended as provided by the DLLCA, the certificate of formation of the Surviving Company and such limited liability company agreement.”

Section 6. Amendment to Section 1.6. Section 1.6 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“Section 1.6 Directors of Surviving Corporation; Sole Member of the Surviving Company. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation’s certificate of incorporation and by-laws, in each case, as in effect from time to time. Parent, as the sole member of Acquisition Sub immediately prior to the effective time of the Second Merger, shall, from and after the effective time of the Second Merger, continue to be the sole member of, and shall continue to manage, the Surviving Company, in accordance with the Surviving Company’s limited liability company agreement and certificate of formation, in each case, as in effect from time to time.”

Section 7. Amendment to Section 1.7. Section 1.7 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“Section 1.7 Officers of Surviving Corporation and Surviving Company. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Surviving Corporation immediately prior to the effective time of the Second Merger, from and after the effective time of the Second Merger, shall be the officers of the Surviving Company, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.”

Section 8. Amendment to Section 1.8. Section 1.8 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“Section 1.8 Subsequent Actions. If, at any time after the Effective Time or the effective time of the Second Merger, the Surviving Corporation or the Surviving Company, respectively, shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation or the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or any of the rights, properties or assets of either of the Surviving Corporation or Acquisition Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Second Merger, or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation or the Surviving Company, as applicable, shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, or the Surviving Company or Acquisition Sub, as applicable, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of any of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or the Surviving Company, as applicable, or otherwise to carry out this Agreement.”

Section 9. Amendment to Section 2.1(c). Section 2.1(c) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“(c) Conversion of Merger Sub Shares. Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.”

Section 10. Amendment to Add New Section 2.1(f). Section 2.1 of the Merger Agreement is hereby amended to add the following new subclause (f) at the end thereof:

“(f) Effect on Stock of Second Merger. At the effective time of the Second Merger, by virtue of the Second Merger and without any action on the part of the Surviving Corporation or Acquisition Sub or the holders of any securities of the Surviving Corporation or Acquisition Sub: (i) each issued and outstanding share of common stock, par value $0.01 per share, of the Surviving Corporation shall be cancelled and retired and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor and (ii) each issued and outstanding limited liability company interest of Acquisition Sub shall be converted into one validly issued limited liability company interest of the Surviving Company.”

Section 11. Amendment to Section 2.3(d). References to the “Surviving Company” in Section 2.3(d) of the Merger Agreement are hereby amended to include references to the “Surviving Corporation.”

Section 12. Amendment to Section 2.3(g). Section 2.3(g) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“(g) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Company Common Stock which was outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Company Book-Entry Shares are presented to the Surviving Corporation, the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section 2.3, except as otherwise provided by Section 2.1(e).”

Section 13. Amendment to Section 2.3(h). Section 2.3(h) of the Merger Agreement is hereby amended by inserting the words “Acquisition Sub, the Surviving Corporation,” after the word “Merger Sub” in the first sentence of Section 2.3(h).

Section 14. Amendment to Section 3.15(g). Section 3.15(g) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“(g) Neither the Company nor any of its Subsidiaries has: (A) agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except where such adjustments do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (B) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (I) in the two years prior to the date of this Agreement or (II) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger and the Second Merger; (C) taken any action or knows of any fact, agreement, plan or other circumstance (other than potential circumstances relating to the “continuity of interest requirement” under the Code) that is reasonably likely to prevent the Merger and the Second Merger from together qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (D) taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “qualified stock purchase” within the meaning of Section 338(d)(3) of the Code in the event that the Merger and the Second Merger, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.”

Section 15. Amendment to Article IV. The words “Parent and Merger Sub represent and warrant to the Company as follows:” at the end of the preamble to Article IV of the Merger Agreement are hereby deleted and replaced in their entirety with the following:

“Parent, Acquisition Sub, and Merger Sub represent and warrant to the Company as follows:”

Section 16. Amendment to Section 4.1(b). The third sentence of Section 4.1(b) of the Merger Agreement is hereby amended to add the word “Acquisition Sub,” at the beginning of such sentence.

Section 17. Amendment to Section 4.3(a). Section 4.3(a) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“(a) Each of Parent, Acquisition Sub, and Merger Sub has the requisite corporate or limited liability company power and authority to enter into this Agreement, subject to receipt of Parent Stockholder Approval (as defined in Section 4.19 of this Agreement), and to consummate the transactions contemplated hereby, including the Merger and the Second Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and Merger Sub, by Acquisition Sub, acting in its capacity as the sole stockholder of Merger Sub, and by Parent, acting in its capacity as the sole member of Acquisition Sub, and, except for (i) the Parent Stockholder Approval, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the Merger, the Second Merger and the transactions contemplated hereby and thereby. The Board of Directors of Parent has determined (x) that the transactions contemplated by this Agreement are fair to and in the best interest of Parent and its stockholders and (y) to recommend that such stockholders vote in favor of the approval of the Stock Issuance. This Agreement has been duly and validly executed and delivered by Parent, Acquisition Sub, and Merger Sub and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, constitutes a valid and binding agreement of Parent, Acquisition Sub, and Merger Sub, enforceable against Parent, Acquisition Sub, and

Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies).”

Section 18. Amendment to Section 4.15(g). Section 4.15(g) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“(g) Neither Parent nor any of its Subsidiaries has: (A) agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except where such adjustments do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; (B) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (I) in the two years prior to the date of this Agreement or (II) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger and the Second Merger; (C) taken any action or knows of any fact, agreement, plan or other circumstance (other than potential circumstances relating to the “continuity of interest requirement” under the Code) that is reasonably likely to prevent the Merger and the Second Merger from together qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (D) taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “qualified stock purchase” within the meaning of Section 338(d)(3) of the Code in the event that the Merger and the Second Merger, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.”

Section 19. Amendments to Section 4.15(l). Section 4.15(l) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“All of the outstanding equity securities of Merger Sub are owned directly by Acquisition Sub. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent or Acquisition Sub may acquire any equity security of Merger Sub. Merger Sub owns no assets, and has engaged in no activities, other than those necessary to effectuate the Merger. All of the outstanding equity securities of Acquisition Sub are owned directly by Parent. Acquisition Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Acquisition Sub. Acquisition Sub owns no assets, and has engaged in no activities, other than those necessary to effectuate the Second Merger. No election has been filed to cause Acquisition Sub to be classified as a corporation for federal Tax purposes.”

Section 20. Amendments to Section 4.23. References in Section 4.23 to “Merger Sub” are hereby replaced with references to “Acquisition Sub.” In addition, the words “, the Surviving Corporation” are hereby added to the fifth sentence of Section 4.23 after the words “expected to be sufficient for Parent.”

Section 21. Amendment to Section 5.2. Section 5.2 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“Section 5.2 Tax-Free Treatment of the Merger.

(a) The parties to this Agreement intend that, except with respect to the effect, if any, of the Merger and the Second Merger on the Celera Separation, the Merger will not result in the recognition of gain or loss to the Company or Parent for U.S. federal income tax purposes,

(b) Neither the Company nor Parent shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action (including agreeing to any transaction or entering into any agreement), except with respect to the Celera Separation, that would result in the Merger and the Second Merger failing, as an integrated transaction, to qualify as a reorganization within the meaning of Section 368(a) of the Code; or take or cause to take any action that would prevent the merger of Merger Sub into Company from qualifying as a “qualified stock purchase” within the meaning of Section 338(d)(3) of the Code in the event that the Merger and the Second Merger, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) Parent and the Company shall use their commercially reasonable efforts, and shall cause their respective Subsidiaries to use all commercially reasonable efforts, to cause (i) the Merger and the Second Merger, as an integrated transaction, to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the merger of Merger Sub into Company to qualify as a “qualified stock purchase” within the meaning of Section 338(d)(3) of the Code in the event that the Merger and the Second Merger, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including providing the representations, covenants and certificates referred to in Sections 5.5(d)(iii) and 6.1(g) of this Agreement.”

Section 22. Amendment to Section 5.5(d)(iii). Section 5.5(d)(iii) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“(iii) (A) cooperate with each other in obtaining a written opinion (each such opinion, a “Tax Opinion”) of its respective legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, in the case of the Company, and DLA Piper LLP (US), in the case of Parent (each such counsel, “Tax Counsel”), dated as of the Effective Time, to the effect that, on the basis of facts, representations, assumptions and qualifications set forth in such opinion, the Merger and the Second Merger, taken together, will be treated as a reorganization within the meaning of Section 368(a) of the Code and Parent and the Company each will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code; and (B), cooperate with each other in obtaining a written opinion of its respective legal counsel (each such opinion, a “Company Tax Opinion”), dated as of the Effective Time, to the effect that, on the basis of facts, representations, assumptions and qualifications set forth in such opinion, except with respect to the effect, if any, of the Merger and the Second Merger on the Celera Separation, neither the Merger nor the Second Merger will result in the recognition of gain or loss to the Company or Parent for U.S. federal income tax purposes. In the event that Tax Counsel cannot conclude that the Merger and the Second Merger, taken together, will be treated as a reorganization within the meaning of Section 368(a) of the Code, the Company and Parent shall cooperate with each other in obtaining a Tax Opinion of its respective Tax Counsel, dated as of the Effective Time, to the effect that, on the basis of facts, representations, assumptions and qualifications set forth in such opinion, the Merger and the Second Merger, taken together, should be treated as a reorganization within the meaning of Section 368(a) of the Code and, if they are so treated, Parent and the Company each will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code. In each case, each of the Company, Parent, Merger Sub and Acquisition Sub shall cooperate with each Tax Counsel and shall deliver to each Tax Counsel for purposes of each Tax Opinion and each Company Tax Opinion customary representations and covenants, including those contained in certificates of the Company, Parent, Merger Sub and others, reasonably satisfactory in form and substance to each Tax Counsel. For the avoidance of doubt, it shall not be a condition to any party’s obligation to consummate the transactions contemplated by this Agreement that any Tax Opinion or Company Tax Opinion specified in this Section 5.2(b) has been obtained by either the Company or Parent.”

Section 23. Amendment to Section 5.12. Section 5.12 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“Section 5.12 Indemnification and Insurance.

(a) Parent, Merger Sub and Acquisition Sub agree that all rights to exculpation and indemnification, including rights to the advancement of expenses, for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be (the “Indemnified Parties”), of the Company or its Subsidiaries as provided in their respective certificate of incorporation or by-laws or in any agreement shall survive the Merger and shall continue in full force and effect for a period of six (6) years from and after the Effective Time. For a period of six (6) years from and after the Effective Time, Parent, the Surviving Corporation and the Surviving Company shall (i) maintain in effect (A) the current provisions regarding indemnification of and the advancement of expenses to officers and directors contained in the Company Organizational Documents (or comparable organizational documents) of each of the Company and its Subsidiaries and (B) any indemnification agreements of the Company and its Subsidiaries with any of their respective directors, officers and employees existing as on the date hereof, and (ii) jointly and severally indemnify the Indemnified Parties to the fullest extent permitted by applicable Law. For purposes of the foregoing: (i) in the event any claim is asserted within the six-year period during which Parent, the Surviving Corporation and the Surviving Company are required to maintain the indemnification arrangements of the Company and its Subsidiaries, all such rights in respect of any such claim shall continue until disposition thereof; and (ii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the DGCL, the Company Organizational Documents (or the organizational documents of the Surviving Corporation or the Surviving Company) or any such agreement, as the case may be, for purposes of the allowance of indemnification or advancement of expenses, shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to Parent. For a period of six (6) years from and after the Effective Time, the Surviving Corporation or the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies or purchase a “tail policy,” in either case, of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Corporation or the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 250% of the annual premium paid by the Company for such insurance for the fiscal year ending June 30, 2008 (the “Maximum Amount”), and if the Surviving Corporation or Surviving Company is unable to obtain the insurance required by this Section 5.12 it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount.

(b) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.

(c) The rights of the Indemnified Parties and their heirs and legal representatives under this Section 5.12 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any other applicable Laws.

(d) In the event that either Parent, the Surviving Corporation or the Surviving Company or any of their respective successors or assigns (A) consolidates with or merges into any other persons, or (B) transfers 50% or more of its properties or assets to any person, then and in each case, proper provision shall be made so the applicable successors and assigns or transferees assume the obligations set forth in this Section 5.12.”

Section 24. Amendments to Section 5.16. References in Section 5.16 to “Parent and Merger Sub” are hereby replaced with “Parent, Acquisition Sub and Merger Sub.” In addition, the second sentence of Section 5.16 of the Merger Agreement is hereby amended to insert the words “Acquisition Sub or” between the words “permit” and “Merger Sub.”

Section 25. Amendment to Section 6.1(g). Section 6.1(g) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“(g) [Intentionally Omitted].”

Section 26. Amendment to Section 8.6. Section 8.6 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“Section 8.6. Waiver of Jury Trial. EACH OF PARENT, THE COMPANY, ACQUISITION SUB, AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY, ACQUISITION SUB, OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.”

Section 27. Amendment to Section 8.7. The phrase “To Parent or Merger Sub,” which precedes the address of Parent in Section 8.7 is hereby amended to read as follows:

“To Parent, Acquisition Sub, or Merger Sub.”

Section 28. No Other Amendments to the Merger Agreement.

28.1 On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall mean and be a reference to the Merger Agreement as amended hereby. Notwithstanding the foregoing, references to the date of the Merger Agreement, as amended hereby, shall in all instances continue to refer to June 11, 2008, references to “the date hereof” and “the date of this Agreement” shall continue to refer to June 11, 2008, and references to the date of the Amendment and “as of the date of the Amendment” shall refer to October 15, 2008.

28.2 Except as otherwise expressly provided herein, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein.

Section 29. Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each party hereto and thereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

Section 30. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

Section 31. Counterparts. This Amendment may be executed in counterparts (including by facsimile), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 32. Headings. The descriptive headings of the several Sections of this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have signed or caused this Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.

INVITROGEN CORPORATION

By:	/s/ John A. Cottingham
Name:	John A. Cottingham
Title:	Senior Vice President, General Counsel and Secretary

ATOM ACQUISITION, LLC

By Invitrogen Corporation, as its Sole Member

By:	/s/ John A. Cottingham
Name:	John A. Cottingham
Title:	Senior Vice President, General Counsel and Secretary

ATOM ACQUISITION CORPORATION

By:	/s/ John A. Cottingham
Name:	John A. Cottingham
Title:	Secretary

APPLIED BIOSYSTEMS INC.

By:	/s/ Tony L. White
Name:	Tony L. White
Title:	Chairman and Chief Executive Officer

[Signature Page to Amendment]